EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 20, 2025 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and Charles D. Young (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.
W I T N E S S E T H:
WHEREAS, SCOLP operates the business of the REIT;
WHEREAS, the REIT is the sole general partner of SCOLP; and
WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment.
(a)    The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the Term (defined below), the Executive shall serve as Chief Executive Officer of the REIT, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the REIT, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the REIT (the “Board”), which duties shall be consistent with the Executive’s positions as set forth above. The Executive shall report to the Board and at all times during the term of this Agreement shall have powers and duties commensurate with his position as Chief Executive Officer. The Executive shall perform his duties as Chief Executive Officer primarily from the Company’s headquarters in Southfield, Michigan and is expected to be physically present at the Company’s headquarters on a full-time basis as of the Start Date (except for required business travel, holidays, vacation and other leaves consistent with this Agreement).
(b)    In addition, the Company shall appoint the Executive to the Board as of the Start Date and, thereafter, during the term of this Agreement the Company shall cause the Executive to be nominated to stand for election (or, as applicable, re-election) to the Board at any meeting of the Company’s stockholders during which any such election is held; provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause have occurred or (ii) the Executive has issued to the Company notice of his intent to terminate his employment with the Company.

(c)    For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the REIT and any indemnification agreement between the Company and the Executive, as they may be amended from time to time.
2.Term of Employment. Subject to the provisions for termination provided below, the term of Executive’s employment under this Agreement shall commence on October 1, 2025, or such other mutual agreed date (the actual employment commencement date, the “Start Date”) and shall continue through the fifth anniversary of the Start Date (the “Initial Term”); provided, however, that following the expiration of the Initial Term, the term of this Agreement shall be automatically extended for successive terms of one year each thereafter (each a “Renewal Term”), unless either party notifies the other party in writing of its desire to terminate this Agreement at least ninety (90) days before the end of the Initial Term or the Renewal Term then in effect. The Initial Term and each Renewal Term are collectively referred to as the “Term.”
3.Devotion to the Company’s Business. The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Executive’s expenditure of reasonable amounts of time to various charitable and other community activities, unpaid industry groups or associations, or to the Executive’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement. Executive shall be permitted to (i) continue to serve on the boards of directors of the entities set forth on Exhibit A and (ii) to serve on such other boards of directors of for-profit entities as approved by the Board.
4.Compensation.
(a)    Base Compensation. As compensation for the services to be performed hereunder, the Company shall pay to the Executive, during his employment hereunder, an annual base salary of $900,000 (such annual base salary, as it may be increased from time to time, the “Base Salary”). Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the ”Compensation Committee”) pursuant to its normal performance review policies for senior executives.  The Compensation Committee may, but shall not be required to, increase (but not decrease, unless Executive otherwise agrees in writing) Executive’s Base Salary at any time for any reason. The Base Salary shall be payable in accordance with the Company’s usual pay practices (including tax withholding), but in no event less frequently than monthly.
(b)    Annual Bonus. For each calendar year during the Term beginning with calendar year 2025, Executive will be eligible to receive a cash performance bonus (the “Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at 200% of the Base Salary paid with respect to such year (the “Target Bonus”). The actual amount of any Bonus earned for any year shall be determined by the Compensation Committee. In determining the Bonus for any year, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Executive fulfills any individual goals and objectives for such year set by the Board or Compensation Committee, the Company’s performance and industry factors. Any such individual and Company goals and objectives may be, but need not be, set forth in a written plan approved by the Compensation Committee before or during the applicable year, after consultation with the Executive. Notwithstanding the foregoing, the Bonus with respect to 2025 shall be no less than the Target Bonus (as prorated for the Base Salary paid in 2025). The payment of any Bonus, to the extent any Bonus becomes payable, will be made promptly in the calendar year following that to which the payment relates, on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year with respect to which such Bonus relates.
(c)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), the Executive shall be entitled to receive, first, any amount that the Executive is eligible to receive under any disability benefit plans or programs of the Company and, second, any social security disability benefits that the Executive is eligible to receive (collectively, the “Program Benefits”). During the Disability Period and until his employment is terminated by the Company pursuant to Section 6(a)(iii) below, the Company shall pay to the Executive the difference, if any, between the Program Benefits received by the Executive and the amount of his full Base Salary, Bonus and other benefits at the rate in effect for such period. Any payments to the Executive under the preceding sentence shall be paid in accordance with the Company’s regular payroll practices.
(d)    Clawback. Notwithstanding anything to the contrary herein, the Executive acknowledges and agrees that the Bonus and any other incentive compensation paid or payable to the Executive hereunder is subject to the Sun Communities, Inc. Executive Compensation Recovery (Clawback) Policy (the “Clawback Policy”), and any similar clawback or compensation recovery policy that may be in effect from time to time to the extent required by applicable law. The Executive acknowledges and confirms that he (i) has received and reviewed a copy of the Clawback Policy (ii) is, and will continue to be, subject to the Clawback Policy, and that the Clawback Policy will apply both during and after his employment with the Company. Further, the Executive agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Clawback Policy.
5.Benefits.
(a)    Sign-On Cash Bonus. The Company shall pay the Executive a Sign-On cash bonus of $750,000, which shall be paid on the first payroll date following the Start Date and shall be subject to withholding for applicable taxes.

(b)    Sign-On Equity Award. On the Start Date, the REIT shall grant to the Executive a restricted stock grant for shares of the REIT’s common stock with a grant date value of $5,000,000 (the “Sign-On Award”). 20% of the Sign-On Award shall be fully vested as of the grant date. Subject to the Executive’s continued employment with the Company through the applicable vesting date, the remainder of the Sign-On Award shall vest with respect to 20% of the shares underlying the award on each anniversary of the Start Date; provided that all unvested shares under the Sign-On Award shall be fully accelerated and vested if before the fourth anniversary of the Start Date the Executive’s employment under this Agreement is terminated by the Company without Cause, by the Executive for Good Reason or upon the death or disability of the Executive. The terms and conditions of the Sign-On Award will be set forth in a separate award agreement in a form prescribed by the REIT that is consistent with the terms of this Agreement and the REIT’s prior form award agreements granted to other senior executives of the Company in 2025. Except as otherwise provided in this Agreement, the Sign-On Award shall be governed in all respects by the terms and conditions of Sun Communities, Inc. 2015 Equity Incentive Plan, as amended (the “2015 Incentive Plan,” and together with any successor equity incentive plans of the Company, the “Incentive Plans”).
(c)    2025 Equity Awards. On the Start Date, the REIT shall grant to the Executive a performance-based restricted stock grant of shares of the REIT’s common stock for calendar year 2025 with a target grant date value of $3,550,000 (the “2025 Award”). The shares granted under the 2025 Award shall vest based on the same terms and performance period used for 2025 grants made to the Company’s other executive officers under the 2015 Incentive Plan. The terms and conditions of the 2025 Award will be set forth in a separate award agreement in a form prescribed by the REIT consistent with the terms of this Agreement and the REIT’s prior form award agreements granted to other senior executives of the Company in 2025. Except as otherwise provided in this Agreement, the 2025 Award shall be governed in all respects by the terms and conditions of the 2015 Incentive Plan.
(d)    2026 Awards. For calendar year 2026, the REIT shall grant to the Executive a restricted stock grant of shares of the REIT’s common stock with a target grant date value of $6,000,000 (the “2026 Award”). 60% of the 2026 Award’s dollar-denominated value shall be comprised of performance-based restricted shares and 40% of the 2026 Award’s dollar-denominated value shall be comprised of time-vesting restricted shares. The Compensation Committee shall determine in its sole discretion the grant timing, amount, form(s), and such other terms and conditions (including vesting, exercise and settlement) applicable to the 2026 Award, which shall be consistent with the terms and conditions applicable to the annual equity-based awards granted to similarly-situated executives of the Company. Except as otherwise provided in this Agreement, the 2026 Award shall be governed in all respects by the terms and conditions of the Incentive Plans. For all calendar years occurring during the Term after 2026, Executive will be eligible to receive annual equity awards in amounts commensurate with Executive’s position as Chief Executive Officer and otherwise on terms no less favorable than such awards granted to other senior executives of the Company, or such other terms agreed in writing between Executive and the Company.
(e)    Relocation Bonus. Promptly after the Start Date and in all events no later than December 31, 2025, the Executive shall obtain housing (whether by acquisition, rental or otherwise) in a location in the greater Detroit metro area within a reasonable commuting distance of the Company’s headquarters (the “Relocation”). In furtherance of the Relocation, the Company shall pay to the Executive a one-time bonus of $300,000 (the “Relocation Bonus”) that is intended to cover the Executive’s expenses associated with the Relocation, which shall be paid on the first payroll date following the Start Date and shall be subject to withholding for applicable taxes. If the Company terminates the Executive’s employment for Cause or if the Executive resigns without Good Reason, in either case, prior to the first anniversary of the Start Date, then (i) the Executive shall be required to repay a pro-rata portion of the Relocation Bonus on an after-tax basis to the Company within 30 days following the Executive’s termination date (calculated by multiplying the Relocation Bonus by a fraction, the numerator of which is the number of days during the period commencing on (but excluding) the date of such termination of employment and ending on (and including) the first anniversary of the Start Date, and the denominator of which is 365), and (ii) the Company shall have a right to offset, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such reimbursement against any sums it might otherwise owe to the Executive in any such event.
(f)    Insurance. Executive shall be eligible for life, medical, dental, optometry and hospitalization insurance for himself, his spouse and eligible family members commensurate with similarly situated executive employees of Company and in accordance with plan documents and Company’s policies and procedures. Executive must satisfy all plan requirements in order to enroll or continue in any insurance benefit plans.
(g)    Savings Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(k) plans and other savings plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s right and benefits under any such plan except as expressly provided herein). At the discretion of the Compensation Committee, the Executive may also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives of the Company. In addition to the foregoing, the Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the existence of any such plan which may be in effect from time to time.

(h)    Annual Paid Vacation. Beginning on the Start Date, Executive shall be entitled to four weeks’ paid vacation time each year, pro rated for partial years, which may be used for any purpose including vacation, sick or personal time. The Executive shall not take more than 14 consecutive calendar days of vacation without the prior approval of the Board. Unless otherwise approved by the Board in writing, vacation time does not roll over from one year to the next. Unused vacation time shall not be paid out at the end of the year or upon termination of employment for any reason.
(i)    Reimbursement of Expenses. During the term of this Agreement, the Company shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement. The Executive’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement and related materials (including any equity award agreements) shall be paid by the Company to Executive’s legal counsel within 30 days after the Effective Date, subject to the delivery to the Company by Executive or Executive’s legal counsel of an invoice evidencing such fees and expenses prior to payment; provided, however, that such payment or reimbursement by the Company shall not exceed $35,000.
6.Termination of Employment.
(a)    The Executive’s employment under this Agreement may be terminated:
(i)    by either the Executive or the REIT at any time without Cause (as defined below) upon not less than 60 days written notice;
(ii)    by the REIT at any time for Cause, without prior notice;
(iii)    by the REIT upon the Executive’s “permanent disability” (as defined below) upon not less than 30 days written notice;
(iv)    upon the Executive’s death; and
(v)    by the Executive at any time for Good Reason (as defined below).
(b)    For purposes hereof, for “Cause” shall mean: (i) a material breach of this Agreement by Executive that remains uncured for a period of 20 days after Executive’s receipt of written notice of such breach from the Company; (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than 20 days after Executive’s receipt of written notice of such deficiency; (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the REIT, renders Executive’s continued employment materially harmful to the Company’s reputation or business; (iv) Executive’s misappropriation of material Company assets or property; (v) Executive’s conviction or the entry of a plea of guilty or no contest by

Executive with respect to any felony that adversely affects the Company’s reputation or business in any material respect; (vi) any material violation by the Executive of the Company’s (or any of its subsidiaries’) code of conduct or other material written policy pursuant to which the Executive would be subject to immediate dismissal; or (vii) any act of personal dishonesty by the Executive that involves personal profit in a material amount in connection with his employment by the Company.
(c)    For purposes hereof, the Executive’s “permanent disability” shall be deemed to have occurred if the Executive, by reason of Executive’s physical or mental disability or impairment which cannot be accommodated under the Americans with Disabilities Act and which can be expected to result in death or can be expected to last for a period of not less than twelve months, (i) is unable to engage in any substantial gainful activity, or (ii) is receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company. The Company shall determine in its sole discretion whether Executive is being terminated due to permanent disability.
(d)    For purposes hereof, “Good Reason” shall mean:  (i) a material breach of this Agreement by the Company that is not cured within 30 days after receiving written notice from the Executive of such breach, which notice must be provided within 90 days of the initial existence of the Good Reason condition;  (ii) material diminution of, or material reduction or adverse alteration of, the Executive’s duties or responsibilities without the consent of the Executive, or the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with his positions or that materially expand his duties, responsibilities, or reporting requirements without the consent of the Executive; (iii) Executive ceases to report directly to the full Board; (iv) any requirement by the Company that the Executive relocate to a principal place of business outside of the Detroit, Michigan metropolitan area; (iv) a non-renewal of the Initial Term or any Renewal Term by the Company; or (v) a material reduction in the amount of the Base Salary payable or Target Annual Bonus opportunity.  Written notice of an event constituting Good Reason must be provided to the Company by the Executive within 90 days of its occurrence.  The Company will have 30 days to cure such occurrence, and the Executive may not terminate this Agreement due to Good Reason more than 30 days following the last day of such cure period (and only if the Company has failed to cure).
7.Compensation Upon Termination or Disability.
(a)    Without Cause or For Good Reason. If the REIT terminates the Executive’s employment under this Agreement without Cause pursuant to Section 6(a)(i) or if Executive terminates this Agreement for Good Reason pursuant to Section 6(a)(v):
(i)    the Executive shall be entitled to receive Base Salary through the effective date of such termination paid in accordance with Company’s normal payroll policy;

(ii)    the Executive shall be entitled to receive the benefits to which he is entitled under this Agreement through the effective date of such termination and any other vested benefits under Company employee compensation and benefit plans;
(iii)    the Executive shall be entitled to receive a Bonus equal to any amount accrued by the Company and unpaid as of the termination date, which Bonus shall be paid by the Company to the Executive within 30 days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Bonus being paid to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated);
(iv)    a severance payment (the “Severance Payment”) in an amount equal to two times the sum of (A) the Executive’s then current Base Salary and (B) the Executive’s then-current Target Bonus;
(v)    all of the Executive’s equity awards, whether subject to time-based or performance-based vesting, granted under the 2015 Incentive Plan prior to January 1, 2026 shall become fully vested at the target award level;
(vi)    all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after January 1, 2026 shall become fully vested;
(vii)    the acceleration, forfeiture or vesting of all of the Executive’s equity awards subject to performance-based vesting granted under the Incentive Plans on or after January 1, 2026 shall be governed by the applicable award agreement; provided that (A) with respect to the 2026 Award only, such award shall become fully vested at no less than the target level, and (B) with respect to all other equity awards, in no case shall the applicable achievement level for the performance-based equity awards be less than the target level;
(viii)    any stock options granted under the Incentive Plans prior to January 1, 2026 shall be immediately exercisable and may be exercised by the Executive until the first anniversary of the termination date; and
(ix)    the Company shall continue to provide the Executive with all group health benefits provided for under this Agreement, until the earlier of (A) one year following the termination date (which period shall run concurrently with Executive’s COBRA period) or (B) the commencement of comparable coverage from another employer (the “Continued Health Benefits”).
Payment of the Severance Payment and the Continued Health Benefits is subject to the Executive’s execution of a release of claims in the form of the attached Exhibit B (a “Release”) and to the Executive’s continued compliance with the restrictive covenants and confidentiality obligations set forth in Sections 10 and 11 of this Agreement. The Severance Payment shall be payable in 24 equal monthly installments. The first monthly installment of the Severance Payment shall be paid on the Company’s first payroll date after expiration of the revocation period, in accordance with the Age Discrimination in Employment Act, as set forth in the Release; provided, if the Company does not have sufficient time to include the first monthly installment of the Severance Payment in such first payroll date, it will be paid on the next payroll date; provided, further, that, regardless of when the Executive actually executes the Release, if the applicable revocation period spans two calendar years, the payment of Severance Payment installments will not commence until February 1 of the second calendar year, at which time the Executive will be paid an amount equal to the aggregate amount of all installment payments delayed until such actual pay date, and the remaining installments of the Severance Payment not so delayed shall thereafter be paid to the Executive according to the payment schedule otherwise set forth in this Section 7(a).
Notwithstanding anything to the contrary herein, the Severance Payment shall not be payable to the Executive if the Executive is entitled to Change in Control Benefits (as defined in Section 9 below).
Upon notification by either party to the other party of the non-renewal of the Initial Term or any Renewal Term as provided in Section 2(a) above, the Executive shall not be entitled to any Severance Payments at the end of the Term.
(b)    For Cause or Voluntary Termination. If the Company terminates the Executive’s employment under this Agreement for Cause, or the Executive voluntarily terminates his employment hereunder, other than for Good Reason pursuant to Section 6(a)(v) hereof:
(i)    the Executive shall be entitled to receive Base Salary through the effective date of such termination paid in accordance with Company’s normal payroll policy;
(ii)    the Executive shall be entitled to receive the benefits to which he is entitled under this Agreement through the effective date of such termination and any other vested benefits under Company employee compensation and benefit plans;
(iii)    all of the Executive’s unvested equity awards shall be forfeited as of the date of termination; and
(iv)    the Executive shall be entitled to no further compensation or other benefits under this Agreement.
(c)    Death or Disability. If the Executive’s employment under this Agreement is terminated due to the Executive’s death or permanent disability:

(i)    subject to the terms of Section 4(c) above, the Executive (or his heirs or estate in the event of his death) shall be entitled to receive Base Salary through the effective date of such termination paid in accordance with Company’s normal payroll policy;
(ii)    subject to the terms of Section 4(c) above, the Executive shall be entitled to receive the benefits to which he is entitled under this Agreement through the effective date of such termination and any other vested benefits under Company employee compensation and benefit plans;
(iii)    the Executive (or his heirs or estate in the event of his death) shall be entitled to receive a Bonus equal to any amount accrued by the Company and unpaid as of the termination date, which Bonus shall be paid by the Company within 30 days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Bonus being paid to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated);
(iv)    a payment (the “Disability Payment”) in an amount equal to (A) two times the sum the Executive’s then current Base Salary minus (B) the value of any Program Benefits received by the Executive (or his heirs or estate in the event of his death) after the termination date;
(v)    all of the Executive’s equity awards, whether subject to time-based or performance-based vesting, granted under the Incentive Plans prior to January 1, 2026 shall become fully vested at the target award level;
(vi)    all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after January 1, 2026 shall become fully vested; and
(vii)    the acceleration, forfeiture or vesting of all of the Executive’s equity awards subject to performance-based vesting granted under the Incentive Plans on or after January 1, 2026 shall be governed by the applicable award agreement; provided that (A) with respect to the 2026 Award only, such award shall become fully vested at no less than the target level, and (B) with respect to all other equity awards, in no case shall the applicable achievement level for the performance-based equity awards be less than the target level; and
(viii)    any stock options granted under the Incentive Plans prior to January 1, 2026 shall be immediately exercisable and may be exercised by the Executive (or his heirs or estate in the event of his death) until the first anniversary of the termination date.
Payment of the Disability Payment is subject to the Executive’s (or in the case of his death, the personal representative’s or his executor’s) execution of a Release. The Disability

Payment shall be payable in 24 equal monthly installments. The first monthly installment of the Disability Payment shall be paid on the Company’s first payroll date after expiration of the revocation period, in accordance with the Age Discrimination in Employment Act, as set forth in the Release (if applicable); provided, if the Company does not have sufficient time to include the first monthly installment of the Disability Payment in such first payroll date, it will be paid on the next payroll date; provided, further, that, regardless of when the Executive actually executes the Release, if the applicable revocation period spans two calendar years, the payment of Disability Payment installments will not commence until February 1 of the second calendar year, at which time the Executive will be paid an amount equal to the aggregate amount of all installment payments delayed until such actual pay date, and the remaining installments of the Disability Payment not so delayed shall thereafter be paid to the Executive according to the payment schedule otherwise set forth in this Section 7(c).
The Executive agrees to cooperate in any reasonable requirement to undertake a medical physical examination as may be reasonably requested by an insurance carrier in the event that the Company decides to obtain death or disability insurance coverage on the Executive.
(d)    Compliance with Covenants. Notwithstanding anything to the contrary in this Section 7, the Company’s obligation to pay, and the Executive’s right to receive, any Bonus, Severance Payment, Continued Health Benefits or Disability Payment under this Section 7, shall terminate upon the Executive’s breach of any provision of Sections 10 or 11 hereof.
(e)    Coordination with Non-Renewal. If either party notifies the other party of the non-renewal of the Initial Term or any Renewal Term as provided in Section 2(a) above, from the date of such notice through termination of employment or the end of the Term, as applicable (the “Notice Period”), the Company shall continue to pay the Base Salary and provide benefits described in this Agreement to the Executive, provided that the Executive continues to faithfully and diligently perform his duties under this Agreement and in accordance with Company policies.
(f)    Failure to Hire. If, following execution of this Agreement, the Company unilaterally rescinds the offer of employment to Executive under this Agreement prior to the Start Date, then such recission will be treated as a termination of Executive’s employment by the Company without Cause and Executive will receive the Severance Payment, the Continued Health Benefits and a cash payment of $9,900,000; provided, that, the Executive shall not be entitled to receive any such payment if the Executive has engaged in any conduct that would permit the Company to terminate this Agreement for Cause prior to the Start Date. The Executive’s receipt of the payment described in this paragraph is subject to the Executive’s execution of a Release, which shall be provided to Executive by the Company prior to the Start Date. Any payment required under this paragraph shall be paid no later than 30 days after expiration of the revocation period, as required in accordance with the Age Discrimination in Employment Act (which revocation period shall expire no later than seven days after Executive has executed the Release), as set forth in the Release.

8.Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company and any or any corporation controlled by the Company, or under common control with the Company (collectively, the “Affiliates”), and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason or upon Company’s request at any time, the Executive (or in the event of the Executive’s death, his executor or personal representative) shall, return to the Company all documents of the Company and its Affiliates (and all copies thereof) and all other property of the Company and its Affiliates. including, but not limited to, devices, company keys, passwords, security badges, hardware, software, letters, handbooks, manuals, customer lists, corporate credit card, originals and all copies of all documents, books, binders, records, materials, memoranda and other data, in each case, constituting or containing Confidential Information (as defined below), in any form, within the Executive’s possession, custody or control, including all copies of documents sent by electronic mail or otherwise to any personal computer owned or accessed by the Executive. To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company. Notwithstanding the foregoing, Executive shall be entitled to retain a copy of this Agreement and any other compensatory agreement between Executive and the Company or any of its Affiliates, and any tax information returns and payroll stubs related thereto.
9.Effect of Change in Control.
(a)    If there has been a Change in Control (as defined below) and a Triggering Event (as defined below) has occurred, the Executive shall be entitled to receive the Change in Control Benefits (as defined below). The Executive’s receipt of the Change in Control Benefits is subject to the Executive’s execution of a Release. The Change in Control Payment (as defined below) shall be paid 30 days after expiration of the revocation period, in accordance with the Age Discrimination in Employment Act, as set forth in the Release. Notwithstanding anything to the contrary in this Section 9, the Company’s and any successor’s obligation to pay and provide, and the Executive’s right to receive, Change in Control Benefits, shall terminate upon the Executive’s breach of any provision of Sections 10 or 11 hereof.
(b)    A “Change in Control” shall be deemed to have occurred upon the closing of any of the following transactions:
(i)    if any person or group of persons acting together (other than (a) the Company or any person (A) who as of the date hereof was a director or officer of the REIT, or (B) whose shares of Common Stock of the REIT are treated as “beneficially owned” by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities

Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the REIT representing 50% or more of either the then-outstanding Common Stock of the REIT or the combined voting power of the REIT then-outstanding voting securities (other than as a result of an acquisition of securities directly from the REIT);
(ii)    if the Company sells all or substantially all of the Company’s assets to any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company’s corporate domicile);
(iii)    if the Company merges or consolidates with another person as a result of which the shareholders of the REIT immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or
(iv)    if the new directors appointed to the Board during any twelve-month period constitute a majority of the members of the Board, unless (A) the directors who were in office for at least 12 months prior to such twelve-month period (the “Incumbent Directors”) plus (B) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.
For purposes of a Change in Control, a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.
(c)    “Change in Control Benefits” shall mean the following benefits:
(i)    the Executive shall be entitled to receive Base Salary through the date of the Triggering Event, paid in accordance with Company’s normal payroll policy;
(ii)    the Executive shall be entitled to receive the benefits to which he is entitled under this Agreement through the date of the Triggering Event and any other vested benefits under Company employee compensation and benefit plans;
(iii)    the Executive shall be entitled to receive a Bonus equal to any amount accrued by the Company and unpaid as of the date of the Triggering Event, which Bonus shall be paid by the Company to the Executive within 30 days of the date of the Triggering Event (or such later date as may be required in order to determine the amount of any Bonus being paid to the Executive but in no event later than March 15th of the calendar year following the calendar year in which the Triggering Event occurs);

(iv)    The Company or its successor shall pay the Executive a change in control payment (the “Change in Control Payment”) in an amount equal to 2.99 times the sum of (A) the Executive’s then current Base Salary and (B) the Executive’s then-current Target Bonus;
(v)    all of the Executive’s equity awards, whether subject to time-based or performance-based vesting, granted under the 2015 Incentive Plan prior to January 1, 2026 shall become fully vested at the target award level;
(vi)    all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after January 1, 2026 shall become fully vested;
(vii)    the acceleration, forfeiture or vesting of all of the Executive’s equity awards subject to performance-based vesting granted under the Incentive Plans on or after January 1, 2026 shall be governed by the applicable award agreement; provided that (A) with respect to the 2026 Award only, such award shall become fully vested at no less than the target level, and (B) with respect to all other equity awards, in no case shall the applicable achievement level for the performance-based equity awards be less than the target level;
(viii)    any stock options granted under the Incentive Plans prior to January 1, 2026 shall be immediately exercisable and may be exercised by the Executive until the first anniversary of the termination date; and
(ix)    the Company shall continue to provide the Executive with Continued Health Benefits, until the earlier of (A) one year following the date of the Triggering Event (which period shall run concurrently with Executive’s COBRA period) or (B) the commencement of comparable coverage from another employer.
(d)    A “Triggering Event” shall be deemed to have occurred if:
(i)    the Executive’s employment under this Agreement is terminated by the Company or its successor without Cause at any time within 60 days before or within 24 months after the Change in Control;
(ii)    the Executive terminates his employment under this Agreement for Good Reason at any time within 60 days before or within 24 months after the Change in Control; or
(iii)    upon a Change in Control arising from the Company’s sale of all or substantially all of its assets, the Company or its successor does not expressly assume all of the terms and conditions of this Agreement.

(e)    Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Code, the Change in Control Benefits will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.
(f)    The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Section 9, but only to the extent that the Company is determined to be liable to the Executive for breach of this Section 9 as a part of a final judgment on the merits pursuant to binding arbitration.
10.Confidential Information.
(a)    The Executive acknowledges the Company’s reliance on and expectation of the Executive’s continued commitment to performance of his duties and responsibilities related to the protection of Company’s Confidential Information (defined below) and competitive business interests both during and after the term of this Agreement. Executive further acknowledges that his position is one of considerable responsibility and requires that the Company expend time and resources to provide him the tools and Confidential Information necessary to oversee operations and grow the Company’s significant portfolio of business. It is the Company’s intent to protect its Confidential Information, in whatever form, whether written, electronic, spoken, or facsimiled, from and against unauthorized use, disclosure, destruction or modification. Maintaining its Confidential Information in the strictest confidence is essential for the Company’s continued success. The Company must also protect its reasonable competitive business interests by preventing employees and competitors from using its Confidential Information.
(b)    Throughout his employment with Company, the Executive will be privy to confidential information belonging to Company in any form, whether in writing, orally, electronically, or otherwise (collectively, “Confidential Information”), which includes, but is not limited to, any information that is or relates to:
(i)    information that is a trade secret under applicable trade secret or other law;
(ii)    information concerning the past or present business or affairs of the Company or its Affiliates which includes, but is not limited to, historical and current financial statements, general ledgers, balance sheets and income statements; financial projections, plans, policies and budgets; accounting practices; tax returns and accountants’ materials; information pertaining to accounting, financial reporting and auditing; bank statements; notes; accounts payable and receivable; historical, current and projected sales; capital spending budgets and plans; business plans and strategic methods; marketing techniques and advertising plans; legal matters, including but not limited to litigation strategy and attorney-client privileged information; publications; information pertaining to prospective customers, customers, customer lists and files, vendors, contractors, business partners; joint ventures or acquisitions; pricing information; contracts; operational and/or administrative protocols, plans, or rules; human resource information including the names and backgrounds of key personnel, personnel issues, salaries, bonuses, and incentive plans; all other information regarding the operation and administration of Company or Affiliates; and all information obtained from review of Company’s or Affiliate’s documents or property or discussions with Company or Affiliates regardless of the form of the communication;
(iii)    information not available to competitors of Company or Affiliates, the use or disclosure of which might reasonably be construed to be contrary to the interests of Company or Affiliates or give other persons or entities to whom such information is disclosed a competitive advantage over Company or Affiliates; and
(iv)    all notes, analyses, compilations, studies, summaries and other material prepared by Company or Affiliates containing or based, in whole or in part, upon any information included in the above.
Notwithstanding the foregoing, Confidential Information does not include information which (i) was disclosed to the public by the Company or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his representatives, or (ii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to the Executive to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.
(c)    Executive will not at any time, for so long as any Confidential Information remains confidential, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company and its Affiliates, unless compelled by judicial process. Upon receipt of judicial process or governmental request for such information, Executive shall immediately notify the Company and shall cooperate with the Company in efforts to limit such disclosure and shall not make such disclosure unless compelled to do so.
(d)    Notwithstanding above, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit, arbitration or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court or arbitration proceeding, so long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court or arbitral order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(e)    Further, nothing in this Agreement or any other agreement that Executive has with the Company or any of its Affiliates shall prohibit or restrict Executive from: (A) voluntarily communicating with an attorney retained by Executive, (B) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the Attorney General, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices), in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (C) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (D) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company or any of its Affiliates prior to any such disclosure to the extent legally permitted), (E) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled, (F) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or any of its Affiliates, including disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful employment practices, (G) disclosing any Confidential Information to the extent required in the course of Executive’s employment, (H) disclosing any Confidential Information to Executive’s personal attorneys for purposes of enforcing or interpreting this Agreement or any other material written agreement between Executive and the Company or any of its Affiliates (or in the case of any other litigation between Executive and the Company or any of its Affiliates), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company or any of its Affiliates), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to the Executive’s attorneys, their obligation (contractual or otherwise) to keep such Confidential Information confidential, or (I) enforcing this Agreement or any other material written agreement between Executive and the Company or any of its Affiliates.
11.Covenant Not to Compete and Non-Solicitation.
(a)    The Executive will not, for a period commencing on Start Date and ending upon the expiration of 24 months following the termination of the Executive’s employment for any reason, including, without limitation, the expiration of the term of this Agreement (the “Non-competition Period”), either directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner, contractor, or otherwise) any corporation, firm or enterprise which is engaged in the same business or businesses as the Company, including, without limitation, the development, ownership, leasing, management, financing or sales of manufactured housing or land lease communities, recreational vehicle resorts, camping or glamping resorts with detached dwellings, manufactured or other homes, or camping and glamping dwellings, anywhere within the United States or any other country or territory in which the Company or its subsidiaries engaged or planned to engage in any such business in the 12 months preceding Executive’s separation of employment; provided, however, that, notwithstanding anything to the contrary herein, the Executive may invest in any publicly held corporation engaged, if such investment does not exceed 1.0% in value of the issued and outstanding capital stock of such corporation, and the Executive does not directly or indirectly provide any services to such corporation.
(b)    For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive’s employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Company.
(c)    For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly solicit for employment, hire or engage as an employee or contractor any person with whom the Executive had regular direct contact with while employed by the Company.
(d)    Notwithstanding the foregoing, other than manufactured housing communities, recreational vehicle resorts, manufactured homes, or any other business or industry in which Company conducts business, Executive shall not be prohibited from making investments in any entity engaged in the business of development, ownership, leasing, sales, management or financing of single family or multi-family housing, condominiums, townhome communities or other forms of housing so long as he is not employed by, and he does not perform any services for, any such business (other than services incidental to the oversight of his investment).
(e)    Notwithstanding the foregoing, Section 11(c) shall not apply to and shall not prohibit any general solicitation or general advertisements or through the use of search firms (in each case not directed at, or targeted to, any person with whom the Executive was acquainted while employed by the Company) or the hiring as a result thereof. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, the obligations of Executive pursuant to Section 11(c) shall survive the termination of this Agreement until the expiration of the Non-competition Period.
12.Reasonableness of Restrictive Covenants.
(a)    The Executive acknowledges and agrees that the restrictions set forth in this Agreement, including without limitation the time period, scope and geographical restrictions in Sections 10 and 11, are fair and reasonable. The Executive recognizes that Company conducts its business nationally and internationally and that these restrictions are reasonably tailored to protect Company’s legitimate, global business interests and Confidential Information. The Executive has contemplated the effect that these restrictions may have upon him following termination of employment with Company and that it will be necessary to structure his activities and operations so as not to violate this Agreement.
(b)    If Executive violates any part of Section 11 of this Agreement during the period specified, such period will be extended for the time that Executive is in violation of the Agreement. The purpose of this provision is to provide Company with full compliance with Section 11 for the total period specified following Executive’s termination.
(c)    If any court or arbitrator determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court or arbitrator shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form.
(d)    Sections 10 and 11 of this Agreement shall remain enforceable and shall survive the termination of Executive’s employment and the termination of this Agreement, indefinitely, and shall not be deemed merged or extinguished by any act or omission, absent the specific signed written intention of the Company and the Executive to do so. The Executive agrees and understands that the remedy at law for any breach by him of Sections 10 or 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of Sections 10 or 11 but without the necessity of proving actual damages, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach from any court of competent jurisdiction, or through the Arbitrator (as defined below) as set forth below (in Company’s sole discretion). Nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of Sections 10 or 11 which may be pursued or availed of by the Company.

13.Arbitration. Except as permitted in Section 12 above, any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies) (the “Claims”), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”). Claims that, as a matter of law, cannot be compelled to arbitration under applicable federal, state, or local law are not covered by this arbitration agreement. This arbitration agreement applies to disputes between Executive and the Company, as well as its officers, directors, members, agents, or employees in their capacity as such. Notwithstanding the Rules, the arbitration shall be conducted as follows: (a) a single arbitrator (the “Arbitrator”), mutually agreeable to the Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the Claims; (b) in the event that the Company and Executive are unable to agree on an Arbitrator within 15 days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 13; (c) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (d) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (e) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (f) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (g) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight weeks and each party shall be limited to two depositions; and (h) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The arbitrator’s award must be a reasoned award, issued in writing, and signed by the arbitrator. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section 13 shall be construed to preclude Company from obtaining injunctive or other equitable relief from the Oakland County Circuit Court or other court with appropriate jurisdiction to secure specific performance or to otherwise prevent Executive’s breach of Sections 10 or 11 of this Agreement.
14.Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service, (c) if delivered by e-mail upon confirmation of successful transmission or appropriate response, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case, to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 14):
If to the REIT or SCOLP:
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Attn: Board of Directors
c/o Compliance Officer
Email: complianceofficer@suncommunities.com
If to the Executive, to the address on file with the Company.

15.Cooperation in Future Matters. Executive hereby agrees that, for a period of 18 months following his termination of employment for any reason whatsoever, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.
16.Miscellaneous.
(a)    Severability. The provisions of this Agreement are severable. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
(b)    Assignment; Benefit. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the REIT or SCOLP. In the event any such merger, consolidation or reorganization of either of them shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting entity or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the

Company (except to an Affiliate of the Company in which event the Company shall remain liable if the Affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Executive.
(c)    Waivers and Enforcement. The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
(d)    Withholding. The Company may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. In respect of any Company equity awards granted to Executive that become taxable upon vesting, exercise or settlement, as applicable, at the relevant time that such shares becomes taxable to the Executive, Executive shall be permitted, to the extent sufficient to cover applicable taxes, to either execute a cashless broker-assisted sell-to-cover transaction of shares received in respect of such equity awards, or sell such shares to the Company in a cashless net-settlement transaction.
(e)    Entire Agreement. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and, as of the Effective Date, this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(f)    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Michigan.
(g)    Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(i)    Expenses. Except as otherwise provided in Section 5(i) and Section 9(f) above, each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this

Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.
(j)    409A. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision to the extent permitted by Section 409A of the Code. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent it is determined that any such payments or benefits constitute “deferred compensation” under Section 409A and the Executive is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after the Executive’s separation from service or the date of the Executive’s death, the Company shall (A) pay to the Executive a lump sum amount equal to the sum of the payments that the Executive would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement or such other plan or arrangement of deferred compensation, as applicable. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six−month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section

409A of the Code from applying to any such payment. For purposes of this Section 16(j), Section 409A of the Code shall include all Treasury regulations and any other guidance promulgated thereunder or published with respect thereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the Effective Date.

REIT:

SUN COMMUNITIES, INC.,
a Maryland corporation

By: /s/ Meghan G. Baivier
Name: Meghan G. Baivier
Title: Chair of the Compensation Committee

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By: Sun Communities, Inc., a Maryland corporation, its General Partner

By: /s/ Meghan G. Baivier
Name: Meghan G. Baivier
Title: Chair of the Compensation Committee

EXECUTIVE:

/s/ Charles D. Young
Charles D. Young
[Signature Page to Employment Agreement]

Exhibit A

Floor & Decor Holdings Inc. (NYSE: FND) Board of Directors

Stanford University Board of Trustees

Exhibit B

Form of Release

RELEASE AGREEMENT

This Release Agreement (the “Release”) is entered into by and between [________] (the “Executive”) and Sun Communities, Inc., a Maryland corporation (the “REIT”), and Sun Communities Operating Limited Partnership, a Michigan limited partnership (“SCOLP”, and together with the REIT, the “Company”) as of the last date written below.

RECITALS

A.    The Executive and the Company are parties to an Employment Agreement dated __________, 2025 (the “Employment Agreement”), under which the Company employed the Executive as the Chief Executive Officer of the Company.

B.    The Executive’s employment with the Company has been terminated in accordance with the terms of the Employment Agreement.

C.    Following execution of this Release and expiration of the Revocation Period (as defined below), the Executive will be entitled to payment of certain amounts and other rights and benefits (collectively, the “Termination Benefits”) referred to in Section [___] of the Employment Agreement.

D.    The Executive desires to compromise, finally settle and fully release actual or potential claims, including, without limitation, those related to the Executive’s retention and termination of retention that the Executive in any capacity may have or claim to have against the Company or any of the other Released Parties (as defined below), excepting only those claims expressly provided herein to be excluded.

Now, therefore, in consideration of the terms, conditions, representations, promises, recitals and covenants contained herein, the parties agree as follows:

1.Release and Indemnification.

(a)    In consideration of the Termination Benefits, except as provided in Section 2 below, the Executive covenants not to sue and forever releases and discharges the REIT, SCOLP and their respective parents, affiliates, subsidiaries, predecessors, successors, assigns, members, partners, agents, employees, officers, directors and shareholders, as well as any person or entity who may claim by or through any of them (collectively, the “Released Parties”) from any and all liabilities, claims, controversies, actions, causes of action, demands, debts, damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and equity, both past and present, whether known or unknown, suspected or claimed, against any

Released Party as a result of any fact, matter or thing existing as of the date of this Release, including but not limited to any claims arising from or relating in any way to the Executive’s employment with the Company, including but not limited to the following (collectively, “Claims”):

(i)    any claim of failure to hire, breach of contract, wrongful discharge, discharge in violation of public policy, constructive discharge, breach of employment policy, or failure to pay compensation or benefits of any kind;

(ii)    any claim of discrimination or harassment on the basis of any protected category, hostile work environment, assault, battery, interference with business, economic and contractual relations or expectancy, violation of public policy, negligence, gross negligence, conspiracy, misrepresentation, fraud, libel, slander, intentional infliction of emotional distress, negligence of any kind or invasion of privacy;

(iii)    any claim of retaliation or retaliatory discharge or for any involvement in, or retaliation for the filing of statutory claims, including, but not limited to, under any whistleblower protection act;

(iv)    any claim of violation of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the Executive Retirement Income Security Act of 1974, as amended, except for vested pension rights, if any;

(v)    any claim of violation of any other federal or state statutes or common law, or of any other law, statute, ordinance or contract, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA) (including the Older Workers Benefit Protection Act); the Genetic Information and Discrimination Act (GINA); the Michigan Persons with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act (FMLA), the Elliott-Larsen Civil Rights Act, and the Bullard-Plawecki Executive Right-to-Know Act; and

(vi)    any claim for attorney’s fees, penalties, or costs related to any of the foregoing; provided, however, that the Executive does not discharge or release any Released Party with respect to a claimed breach of or the enforcement of this Release.

(b)    Nothing in this Release shall be construed to prohibit the Executive from filing a charge with, or providing truthful information to, or participating in any investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or the National Labor Relations Board; provided, however, notwithstanding the foregoing, the Executive waives all rights to recover money damages pursuant to proceedings on or in settlement of any charge filed by the Executive or by anyone else seeking relief on behalf of the Executive. By signing this Release, the Executive represents that he has already been paid in full for all hours worked, including overtime hours, if any.

(c)    The Executive further represents and warrants that as of the date of execution of this Release, he has not filed, initiated, or undertaken to process any claim, demand, action, and/or cause of action against any Released Party, and has not assigned any such claim. The Executive shall indemnify and hold harmless the Released Parties from any and all injuries, harm, damages, costs, losses, expenses, and/or liability, including reasonable attorneys’ fees and court costs, incurred by the Released Parties in defending against any claims or demands which may be asserted against any Released Party that may have been previously filed, initiated or undertaken in contravention of these representations and warranties.

2.Excluded Claims. The Executive’s release provided in Section 1 above does not extend or apply to any Claims with respect to the following:

(a)    the Company’s obligations to pay or provide the Termination Benefits,

(b)    the Executive’s entitlement to be indemnified and/or reimbursed by the Company with respect to Claims relating to any action or inaction, or any conduct or misconduct, by the Executive in his capacity as Chief Executive Officer or of the Company or otherwise as a director, officer or employee of the Company (or in any similar capacity with any parent, subsidiary or affiliate of the Company), whether pursuant to (i) the REIT’s articles of incorporation (as amended, restated or otherwise modified and in effect at the relevant time), (ii) the REIT’s bylaws (as amended, restated or otherwise modified and in effect at the relevant time), (iii) any resolution duly adopted by the REIT’s Board of Directors or shareholders and in effect at the relevant time, (iv) the Maryland General Corporation Law, and/or (v) any other applicable law, rule or regulation or court order or judgment or any other agreement in effect at the relevant time, or

(c)    any other rights or claims that may arise after the date of this Release.

For avoidance of doubt, nothing contained herein shall be deemed a waiver or release by Officer with respect to any protections or other rights to which he may be entitled under any D&O or other insurance policy.

3.Time to Consider Release and Revocation Period.

(a)    The Executive acknowledges that he has been provided more than twenty-one (21) days to consider this Release (the “Consideration Period”). The Executive acknowledges that he has had the opportunity to consult with his attorney and that his attorney has advised him of his rights and obligations under this Release.

(b)    The Executive may revoke this Release within seven (7) days following the date he signs the Release (the “Revocation Period”). To be effective, any such revocation must be in writing and signed by the Executive. The revocation must state, “I hereby revoke my acceptance of the Release Agreement among Sun Communities, Inc,. Sun Communities Operating Limited Partnership and me.” Within the Revocation Period, Executive must deliver the signed revocation in person to, or it must be postmarked and mailed to the attention of [______], 27777 Franklin Road, Suite 300, Southfield, MI 48034.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Release Agreement.

Executive: ________________________________ Date: ___________________________	REIT: SUN COMMUNITIES, INC. By: ________________________ Name: ______________________ Title: _______________________ Date: _______________________

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

By: Sun Communities, Inc., a Maryland corporation, its General Partner

By: ________________________
Name: ______________________
Title: _______________________

Date: _______________________